Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media Contact:	Heidi Chokeir, Ph.D.
Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Announces Positive Top-Line Results from a Phase 2b Study of RDEA594 Given as Monotherapy in the Treatment of Hyperuricemia in Gout
Patients
RDEA594 Significantly Reduced Serum Urate Levels in Gout Patients and Was Well Tolerated
Conference Call and Webcast Scheduled for 5:00 P.M. Eastern Time Today
SAN DIEGO, March 31, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive, preliminary, top-line results from its Phase 2b monotherapy study of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout. In this 28-day, randomized, double-blind, placebo-controlled, dose-escalation study, 123 gout patients with hyperuricemia (serum urate levels greater than or equal to 8 mg/dL) received 200 mg once-daily (qd) RDEA594, 400 mg qd RDEA594, 600 mg qd RDEA594 or matching placebo. For patients receiving 400 mg qd RDEA594 and 600 mg qd RDEA594, their dose was titrated up weekly in increments of 200 mg/day. This study specifically enrolled patients who excrete less than normal amounts of uric acid at baseline (under-excretors of uric acid make up approximately 90% of all gout patients). All patients received colchicine for prophylaxis against flares. The primary endpoint of the study was a significant increase in the proportion of patients who achieved a response, defined as a reduction of serum urate to < 6 mg/dL after 4 weeks of treatment, compared to placebo.
The primary endpoint was achieved in this study. Reductions in serum urate and response rates increased in a dose-related manner and were highly clinically and statistically significant at both the 400 mg qd and 600 mg qd dose levels. At the highest dose, there was a 38% median reduction in serum urate levels after 4 weeks compared to a 1% increase on placebo (p < 0.0001). This translated into a response rate of 45%, compared to 0% for placebo (p < 0.0001).
As expected, the response to treatment was highly correlated with the starting serum urate levels of the patients, as has been seen in previously conducted studies with other urate-lowering drugs. This study enrolled patients who, on average, had a higher baseline serum urate level (median 9.8 mg/dL) than observed in our previous studies. The response rate at the highest dose in patients with baseline serum urate levels of <10 mg/dL (9.2 mg/dL on average) was 58% (p = 0.0012). Based on the National Health and Nutrition Examination Survey (NHANES) 2007-2008, patients with serum urate levels below 10 mg/dL make up approximately 95% of the gout patients in clinical practice.

Preliminary, Top-Line Efficacy Results of Phase 2b Monotherapy Study of RDEA594 in the
Treatment of Hyperuricemia in Gout Patients

	Treatment Groups
	RDEA594	RDEA594	RDEA594
	600mg qd	400mg qd	200mg qd	Placebo
Response Rate	45%	28%	7%	0%
(Primary Endpoint)	(n=32)	(n=33)	(n=31)	(n=27)

p Value versus Placebo	<0.0001	0.0056	NS

Response Rate in Pts.
with Baseline Serum	58%	42%	11%	0%
Urate <10 mg/dL	(n=12)	(n=14)	(n=18)	(n=14)

p Value versus Placebo	0.0012	0.016	NS

NS = not significant
RDEA594 was well tolerated in this study. There were no serious adverse events and no difference in the rate of adverse events considered at least possibly related to treatment between the groups receiving RDEA594 and placebo. Two patients (2%) randomized to RDEA594 discontinued treatment due to an adverse event. One patient discontinued due to vertigo, while the other patient was discontinued due to a transient increase in serum creatinine that returned to normal levels prior to discontinuing drug. Because RDEA594’s target for activity (URAT1) is a transporter protein located in the kidney, careful monitoring of markers of renal function was performed, including at least weekly measurements of serum creatinine. A small number of transient increases in serum creatinine were observed both during the screening period, prior to the administration of drug, and during the randomized portion of the study. Specifically, 2% of serum creatinine measurements showed such increases during the screening period compared to 2% during treatment with active drug in the randomized period. Three patients experienced Grade 1-2 increases in serum creatinine lasting for two weeks or more in the study. One of these patients already had a Grade 1 elevation at baseline. Serum creatinine levels in the other two, which represent 2% of the patients treated with RDEA594, returned to within normal limits after completing the treatment period. There was no dose relationship to these events. Almost all increases in serum creatinine, both pre-treatment and during the dosing period, were observed in patients with high baseline serum urate levels (>10 mg/dL). These patients are known to be at higher risk for renal dysfunction.

Preliminary Safety Results of Phase 2b Monotherapy Study of RDEA594 in the Treatment of Hyperuricemia in Gout Patients
Percent of Patients with Treatment-Related Adverse Events Occurring in More than One Patient

	Treatment Groups
	RDEA594	RDEA594	RDEA594
	600mg qd	400mg qd	200mg qd	Placebo
Number of patients	32	33	31	27
Any Adverse Event	16%	15%	7%	15%
Diarrhea	3%	0%	3%	4%
Dyspepsia	0%	6%	0%	0%
Gout flare	9%	3%	0%	4%
Headache	3%	3%	0%	7%
“The encouraging safety and efficacy results from this multi-center, randomized study of RDEA594 provide a strong basis to advance this innovative product into Phase 3 clinical development,” commented John S. Sundy, MD, PhD, Associate Professor of Medicine and Head of the Section of Allergy and Clinical Immunology in the Division of Pulmonary, Allergy and Critical Care Medicine at Duke University Medical Center. “There is a major unmet medical need for a well-tolerated, orally administered urate-lowering therapy that works by a novel mechanism of action and can be given alone or in combination with other agents to the many patients who are not adequately treated with currently available products.”
“We are obviously very pleased with these results and also look forward to the results of our Phase 2b allopurinol combination study, which we believe will complement these findings,” stated Barry D. Quart, PharmD, President and Chief Executive Officer of Ardea Biosciences. “We plan to report the combination study results in the second quarter of this year and to meet with regulatory authorities to discuss our Phase 3 clinical development plans later this year. We also hope to present the full details of both Phase 2b studies at the next appropriate scientific conference.”
Ardea Biosciences will host a conference call and webcast on Wednesday, March 31 at 5:00 p.m. Eastern Daylight Time. The conference call will be hosted by Barry D. Quart, Ardea’s President and Chief Executive Officer, and Kimberly J. Manhard, Senior Vice President of Regulatory Affairs and Operations, and will include John S. Sundy, MD, PhD, Associate Professor of Medicine and Head of the Section of Allergy and Clinical Immunology in the Division of Pulmonary, Allergy and Critical Care Medicine at Duke University Medical Center.

The conference call can be accessed by dialing 866-362-4832 for domestic callers and 617-597-5364 for international callers. Please provide the operator passcode 49332543 to join the conference call. The conference call will be webcast live under the investor relations section of Ardea’s website at www.ardeabio.com and will be archived there for 90 days following the call. Please connect to Ardea’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. Our most advanced product candidate, RDEA594, is a selective inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90% of gout patients are considered to be under-excretors of uric acid and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT transporter activity may provide the most physiologically appropriate treatment for gout.
About RDEA594
RDEA594, a selective URAT1 transporter inhibitor, is our lead product candidate for the treatment of hyperuricemia and gout. RDEA594 is in Phase 2 development as a single agent and in combination with the approved xanthine oxidase inhibitor, allopurinol. Over 500 people have safely received RDEA594, either by direct administration or through administration of RDEA806, its prodrug.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study as well as in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study. RDEA806, our lead product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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